n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 101 East Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com

FOR MORE INFORMATION CONTACT:
Lisa Stoner
Humana Investor Relations
(502) 580-2652
e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2026 Financial Results;
Affirms Full Year 2026 Adjusted Financial Guidance

•Reports 1Q26 earnings per share (EPS) of $9.83 on a GAAP basis, Adjusted EPS of $10.31; at the high end of the company's guidance of approximately 110 percent to 115 percent of full year (FY) 2026 Adjusted EPS
•1Q26 Insurance segment GAAP benefit ratio of 89.4 percent, slightly favorable to management's guidance of 'just under 90 percent'; affirms FY 2026 Insurance segment benefit ratio guidance of 92.75 percent, plus or minus 25 basis points
•Affirms Adjusted FY 2026 GAAP EPS guidance of 'at least $9.00'; while revising GAAP EPS guidance to 'at least $8.36' from the previous estimate of 'at least $8.89'
•Affirms FY 2026 individual Medicare Advantage (MA) membership growth of 'approximately 25 percent' over 2025; driven by new sales and improved retention from the company's customer-led benefit strategy and changes to its customer service approach
•Continued execution of strategic growth initiatives and integration of new contracts within CenterWell and state-based contracts businesses, respectively, to expand the company's national footprint
◦Sequential growth of 110,500 patients, or over 22 percent, in CenterWell Senior Primary Care, including approximately 59,000 patients and 54 centers associated with the recently completed acquisition of MaxHealth
◦CenterWell Pharmacy and Cost Plus partnering to develop new, end-to-end employer prescription drug solutions
◦1Q26 state-based contracts membership growth of approximately 50,000, driven by the start of programs in Michigan, Illinois, and South Carolina
•Publishes prepared management remarks to Investor Relations page of www.humana.com ahead of this morning's 8:00 a.m. ET question and answer session to discuss its financial results for the quarter and expectations for future earnings

LOUISVILLE, KY (April 29, 2026) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per share (EPS) for the quarter ended March 31, 2026 (1Q26) versus the quarter ended March 31, 2025 (1Q25) as noted in the tables below.

Consolidated income before income taxes and equity in net losses (pretax results) in millions	1Q26 (a)	1Q25 (a)
Generally Accepted Accounting Principles (GAAP)	$1,595	$1,691
Amortization associated with identifiable intangibles	11	15
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(34)	163
Value creation initiatives	98	24
Adjusted (non-GAAP)	$1,670	$1,893

Diluted earnings per share (EPS)	1Q26 (a)	1Q25 (a)
GAAP	$9.83	$10.30
Amortization associated with identifiable intangibles	0.09	0.12
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.28)	1.35
Value creation initiatives	0.81	0.20
Tax impact of non-GAAP adjustments	(0.14)	(0.39)
Adjusted (non-GAAP)	$10.31	$11.58
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
“We’ve had a solid start to the year and feel good about how our operating execution and transformation initiatives are setting us up for the future,” said Humana President and CEO Jim Rechtin. “We continue to make progress where it counts for customers - quality experience and outstanding care.”
Insurance Leadership Transition Update (Announced December 2025)
The company today confirmed that George Renaudin, Insurance Segment President, will retire effective June 29, 2026, consistent with the timeline previously communicated. Until that date, Renaudin will focus primarily on the annual Medicare Advantage bid process, while Aaron Martin, currently President of Medicare Advantage, will begin leading the day-to-day management of the Insurance Segment. Upon Renaudin’s retirement, Martin will formally assume the role of Insurance Segment President and Renaudin will serve as a strategic advisor to the company through at least the end of 2026. The company also confirmed that 30-year industry veteran John Barger will begin leading Medicare Advantage operations effective immediately and will formally assume the role of President of Medicare Advantage upon Renaudin’s retirement.

FY 2026 Earnings Guidance
Humana revises its GAAP EPS guidance for the year ending December 31, 2026 (FY 2026) to 'at least $8.36' from 'at least $8.89', while affirming its Adjusted EPS guidance of 'at least $9.00'. The FY 2026 Adjusted EPS guidance anticipates a year-over-year decline as a result of the Star Ratings headwind for Bonus Year (BY) 2026, net of mitigation. Additional FY 2026 guidance points are included on page 12 of this earnings release.

Diluted earnings per share (a)	FY 2026 Guidance	FY 2025
GAAP	at least $8.36	$9.84
Amortization associated with identifiable intangibles	0.30	0.42
Put/call valuation adjustments associated with the company's non-consolidating minority interest investments (b)	(0.28)	4.25
Value creation initiatives (b)	0.81	3.72
Impact of exit of employer group commercial medical products business (b)	—	(0.52)
Settlement of certain litigation expenses (b)	—	0.13
Loss on sale of business (b)	—	0.55
Impairment charges (b)	—	2.09
Cumulative net tax impact	(0.19)	(3.34)
Adjusted (non-GAAP) – FY 2026 projected (b); FY 2025 reported	at least $9.00	$17.14
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.

Humana Consolidated Highlights

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q26 (a)	1Q25 (a)
Revenues	$39,648	$32,112
Pretax results	$1,595	$1,691
Pretax results - Adjusted (non-GAAP)	$1,670	$1,893
EPS	$9.83	$10.30
EPS - Adjusted (non-GAAP)	$10.31	$11.58
Benefit ratio	89.4%	87.0%
Operating cost ratio	10.2%	10.6%
Operating cost ratio - Adjusted (non-GAAP)	10.0%	10.5%
Operating cash flows	$1,254	$331
Parent company cash and short-term investments	$111	$1,234
Debt-to-total capitalization	43.0%	42.8%
Days in Claims Payable (DCP)	33.9	38.8
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.
Consolidated Revenues
The favorable year-over-year GAAP consolidated revenues comparison was primarily driven by the following:
•membership growth across the company's Medicare businesses in 2026,
•higher per member MA and stand-alone PDP premiums largely driven by an increase in MA benchmark funding from the Centers for Medicare and Medicaid Services (CMS) and the increased Part D direct subsidy as a result of the Inflation Reduction Act (IRA), and
•increased payor-agnostic client base across the CenterWell platform, partially offset by the final year of the v28 risk model revision phase-in.

These factors were partially offset by the previously disclosed BY 2026 Star Ratings headwind.
Consolidated Benefit Ratio
The year-over-year increase in the GAAP consolidated benefit ratio primarily reflected the following:
•the BY 2026 Star Ratings revenue headwind,
•the effect of the individual MA membership growth during the most recent Annual Election Period (AEP) and Open Enrollment Period (OEP) as the new members, on average, run at a higher benefit ratio as compared to retained members (excluding the impact of the BY 2026 Star Ratings headwind), and
•the anticipated lower favorable prior period medical claims reserve development (prior period development) in 1Q26. Prior period development was $389 million favorable in 1Q26 compared to $477 million favorable in 1Q25. This development does not directly correspond to the company's operating results as a portion is attributable to provider risk-sharing arrangements, which are accounted for separately based on contractual terms.
These factors were partially offset by the following:
•2026 individual MA pricing, inclusive of the MA funding environment (excluding the BY 2026 Star Ratings headwind) combined with the company's ongoing clinical excellence efforts, more than offsetting the assumption of claims trend (with largely stable benefits year over year), and
•the benefit of the company's group MA recontracting efforts for the 2026 plan year.
Consolidated Operating Cost Ratio
The year-over-year improvement in the GAAP operating cost ratio from 1Q25 primarily resulted from the following:
•operating leverage associated with increased revenues from membership growth across the company's Medicare businesses in 2026 combined with an improved MA benchmark funding rate and increased Part D direct subsidy resulting from the IRA, and
•the company's progress on its previously discussed tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies.
These factors were partially offset by the following:
•impact of the previously disclosed BY 2026 Star Ratings headwind, and
•a higher CenterWell operating cost ratio.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated operating cost ratios for the respective periods.
Balance sheet
•Days in claims payable (DCP) of 33.9 days at March 31, 2026 represented an increase of 2.0 days from 31.9 days at December 31, 2025 and a decrease of 4.9 days from 38.8 days at March 31, 2025.
The sequential increase was primarily driven by a higher total estimate of benefits payable for claims incurred but not reported (IBNR) as of March 31, 2026 driven by the 2026 membership growth. The total estimate of benefits payable for claims IBNR (included in the benefits payable line of the balance sheet) as of March 31, 2026 increased by approximately 35 percent compared to the balances at December 31, 2025. The benefits expense per day for 1Q26 grew by approximately 20 percent compared to the fourth quarter of 2025.

The year-over-year decrease was primarily impacted by an increased proportion of Medicare prescription drug benefit expense due to structural changes associated with the previous implementation of the IRA. Pharmacy claims are processed more quickly than medical claims leading to a lower benefits payable for claims IBNR and DCP. The decline was further impacted by lower reserve requirements in provider-capitation accruals, including the impact of payments to providers in accordance with the respective risk-sharing arrangements.

•Humana's debt-to-total capitalization at March 31, 2026 increased 190 basis points to 43.0 percent from 41.1 percent at December 31, 2025 reflective of the company's $1.0 billion public offering announced in March 2026, partially offset by the impact of the 1Q26 net earnings.
Operating cash flows
1Q26 GAAP operating cash flows increased from 1Q25 as a result of favorable working capital activity, primarily associated with an increase in the IBNR balance as previously discussed, modestly offset by a decline in net earnings in 1Q26.
Share repurchases

1Q26
Total number of shares repurchased	564,400
Average price paid per share	$182.13
Remaining repurchase authorization as of April 28, 2026	$2.72 billion
Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results ($ in millions)	1Q26 (a)	1Q25 (a)
Revenues	$38,059	$30,937
Benefit ratio	89.4%	87.4%
Operating cost ratio	7.3%	8.2%
Income from operations	$1,435	$1,574
Income from operations - Adjusted (non-GAAP)	$1,439	$1,578
Refer to the "Footnotes" section included herein for further explanation of the disclosure for the Adjusted (non-GAAP) financial measure, as well as the reconciliation.

Insurance Segment Revenues
The year-over-year increase in the GAAP segment revenues from 1Q25 primarily reflected the following:
•membership growth across the company's Medicare businesses in 2026, and
•higher per member MA and stand-alone PDP premiums largely driven by an increase in MA benchmark funding from CMS and the increased Part D direct subsidy as a result of the IRA.
These factors were partially offset by the previously disclosed BY 2026 Star Ratings headwind.
Insurance Segment Benefit Ratio
The year-over-year increase in the GAAP segment benefit ratio primarily reflected the following:
•the BY 2026 Star Ratings revenue headwind,

•the effect of the individual MA membership growth during the most recent AEP and OEP as the new members, on average, run at a higher benefit ratio as compared to retained members (excluding the impact of the BY 2026 Star Ratings headwind), and
•the anticipated lower favorable prior period development in 1Q26.
These factors were partially offset by the following factors:
•2026 individual MA pricing, inclusive of the MA funding environment (excluding the BY 2026 Star Ratings headwind) combined with the company's ongoing clinical excellence efforts, more than offsetting the assumption of claims trend (with largely stable benefits year over year), and
•the benefit of the company's group MA recontracting efforts for the 2026 plan year.
Insurance Segment Operating Cost Ratio
The significant year-over-year decrease in the GAAP segment operating cost ratio from 1Q25 primarily related to the following:
•operating leverage associated with increased revenues from membership growth across the company's Medicare businesses in 2026 combined with an improved MA benchmark funding rate and the increased Part D direct subsidy resulting from the IRA, and
•the company's progress on its tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies.
These factors were partially offset by the impact of the previously disclosed BY 2026 Star Ratings headwind.
Humana’s CenterWell Segment
This segment includes pharmacy solutions (excluding the PBM operations), primary care, and home solutions. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results ($ in millions)	1Q26	1Q25
Revenues	$6,100	$5,095
Operating cost ratio	94.5%	91.1%
Income from operations	$289	$392
Income from operations - Adjusted (non-GAAP) (c)	$338	$451
Refer to the "Footnotes" section included herein for further explanation of the disclosure for the Adjusted (non-GAAP) financial measure, as well as the reconciliation.
CenterWell Segment Revenues
The favorable year-over-year CenterWell GAAP segment revenues comparison was primarily driven by the following:
•higher revenues associated with growth in each of the CenterWell business lines resulting from increased Medicare membership in 2026, and
•continued expansion of the company's payor-agnostic client base, primarily associated with the company's primary care business as a result of recent acquisitions.

These factors were partially offset by the impact of the final year of the phase-in of the v28 risk model revision.
CenterWell Segment Operating Cost Ratio
The year-over-year increase in the segment's GAAP operating cost ratio primarily resulted from the following:
•final year of the phase-in of the v28 risk model revision, along with certain year-over-year timing impacts,
•the uptick of volume within CenterWell Specialty Pharmacy, which carries a higher operating cost ratio than the traditional pharmacy business,
•the anticipated headwind in 1Q26 associated with the previously disclosed acquisition of The Villages Health, which closed in November 2025, and
•transaction and integration costs associated with the recently disclosed acquisition of MaxHealth in 1Q26.
These factors were partially offset by the following:
•continued maturation of the v28 mitigation activities within the primary care business, and
•the company's progress on its tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies.
See additional operational metrics for the CenterWell segment on pages S-11 and S-12 of the statistical supplement included in this earnings release.
Conference Call

Humana will host a live question-and-answer session for analysts at 8:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. In advance of the question-and-answer session, Humana will post prepared management remarks to the Quarterly Results section of its Investor Relations page (https://humana.gcs-web.com/financial-information/quarterly-results).

A webcast of the 1Q26 earnings call may be accessed via Humana’s Investor Relations page at https://humana.gcs-web.com/.

If you anticipate asking a question during the question-and-answer session, please register in advance at this link - https://register-conf.media-server.com/register/BId1413c4c078343e28841e18c372f7b58.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID.

The company suggests participants listening via the web or the conference call sign in or dial in at least 15 minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at https://humana.gcs-web.com/, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the corresponding GAAP measures, provide a comprehensive perspective to more accurately compare and analyze the company’s core operating performance over time. Consequently, management uses these non-GAAP (Adjusted) financial measures as consistent indicators of the company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company’s non-GAAP measures are not intended to normalize earnings, eliminate volatility, or represent future performance. Non-GAAP measures are subject to inherent limitations and may differ from similarly titled measures used by other companies. All financial measures in this earnings release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at non-GAAP (Adjusted) financial measures.
(a) For the periods covered in this earnings release, the following items are excluded from the non-GAAP financial measures described above, as applicable.
•Amortization associated with identifiable intangibles - Since amortization varies based on the size and timing of acquisition activity, management believes the exclusion of this non-cash expense provides a more consistent and uniform indicator of performance from period to period. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, and Insurance and CenterWell segments' income from operations. The table below discloses respective period amortization expense for each segment:

Amortization (in millions)	1Q26	1Q25
Insurance segment	$4	$4
CenterWell segment	$7	$11

•Put/call valuation adjustments associated with the company’s non-consolidating minority interest investments - These non-cash amounts are the result of fair value measurements associated with the company's primary care strategic partnership and are unrelated to the company's core business performance. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results and EPS.
•Value creation initiatives - These charges relate to the company's multi-year transformation program, as approved by management with defined scope and milestones. The intent of the program is to re-align the company’s cost structure, operating model, and technology footprint with evolving market conditions. These costs primarily include severance and associate exit costs, asset impairments, and external consulting expenses incurred to execute the program. These charges were recorded at the corporate level and not allocated to the segments. The company has consistently applied this adjustment across all periods. For all periods shown within this earnings release, GAAP measures affected in this release include consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Cumulative net tax impact - This adjustment represents the cumulative net impact of the corresponding tax benefit or expense at the applicable marginal rate related to the aforementioned items excluded from the applicable GAAP measures. For FY 2025, the tax adjustment reflects the impact of the loss on sale of business, which exceeded the book loss. The related tax benefit from the loss on sale of business is realizable via capital loss carryback. The tax impact of the aforementioned items differs from the statutory rates due to jurisdictional mix, limitations on deductibility, and other factors. The cumulative tax impact is not intended to represent a normalized effective tax rate or expected future tax outcomes. For all periods presented in this earnings release, EPS is the sole GAAP measure affected.

The following adjustments impact only the FY 2025 GAAP EPS shown within this release on page 2.
•Impact of exit of employer group commercial medical products business - These amounts relate to activity from the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023.
•Settlement of certain litigation expenses - These charges relate to expenses the company recognized in connection with a discrete legal matter. The nature and magnitude of this settlement are not indicative of the company’s ongoing operations.
•Loss on sale of business - This discrete disposition is not part of the company's ordinary course operations and the impacts recognized from the disposal do not reflect core operational performance. The loss primarily reflects the difference between the carrying value and proceeds at the time of sale.
•Impairment charges - The company recognized non-cash impairment charges related to certain indefinite-lived intangible assets based on the company's estimate of future financial performance in certain state markets. Additionally, the company recognized non-cash impairment charges in the fourth quarter of 2025 related to a discrete joint-venture investment for which the company held minority ownership interests that were deemed to be unrecoverable based on recent market activity. These charges were recorded at the corporate level and not allocated to the segments.

In addition to the reconciliations shown on page 2 of this release, the following are reconciliations of GAAP to Adjusted (non-GAAP) measures described above and disclosed within this earnings release:

Operating cost ratio

CONSOLIDATED Operating cost ratio	1Q26	1Q25
GAAP	10.2%	10.6%
Value creation initiatives	(0.2)%	(0.1)%
Adjusted (non-GAAP)	10.0%	10.5%

Insurance Segment - Income from operations

INSURANCE SEGMENT Income from operations (in millions)	1Q26	1Q25
GAAP	$1,435	$1,574
Amortization associated with identifiable intangibles	4	4
Adjusted (non-GAAP)	$1,439	$1,578

(b) FY 2026 GAAP EPS guidance and FY 2026 Adjusted (non-GAAP) EPS guidance exclude the impact of future value changes to items that have not yet been recognized and cannot currently be reasonably estimated at this time.

(c) The CenterWell segment non-GAAP (Adjusted) income from operations includes an adjustment to add back depreciation and amortization expense to the segment's GAAP income from operations since such an adjustment is commonly utilized for valuation purposes within the healthcare delivery industry.

CENTERWELL SEGMENT Income from operations (in millions)	1Q26	1Q25
GAAP	$289	$392
Depreciation and amortization expense	49	59
Adjusted (non-GAAP)	$338	$451
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “assumes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected.
•The number of Humana’s Medicare Advantage plans rated 4-star or higher significantly declined in 2025. Humana filed a lawsuit seeking to set aside and vacate the 2025 Star Ratings of its Medicare Advantage plans, and on October 14, 2025, the Court issued a decision rejecting Humana's challenge. Although the company has appealed that decision, there can be no assurances that it will ultimately prevail in the lawsuit. If the company is not successful, the decline in Star Ratings will negatively impact its 2026 quality bonus payments from CMS and may also significantly adversely affect the company’s revenues, operating results, and cash flows. In addition, there can be no assurances the company will be successful in maintaining or improving its Star Ratings in future years.
•If Humana, or the third-party service providers on which it relies, fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems (including systems powered by or incorporating artificial intelligence (AI) or machine learning (ML)), or to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, contain such attacks when they occur, or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which Humana believes fails to address adequately the statutory requirement of actuarial equivalence and violates the Administrative Procedure Act due to its failure to include a "Fee for Service Adjuster" could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•Volatility or disruption in the securities and credit markets may significantly and adversely affect the value of our investment portfolio and the investment income that we derive from this portfolio.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2025; and
•Form 8-Ks filed during 2026.
About Humana
Humana (NYSE: HUM) is a leading U.S. healthcare company. Through our Humana insurance services and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare and Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

Humana Inc. FY 2026 Guidance - As of April 29, 2026
no changes from initial FY 2026 guidance provided as of February 11, 2026, with the exception of GAAP EPS
Diluted earnings per common share (EPS)

GAAP: 'at least $8.36' (previously 'at least $8.89')
Non-GAAP: 'at least $9.00'

Total Revenues
Consolidated	At least $160 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Insurance segment	At least $155 billion
CenterWell segment	At least $25 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	growth of approximately 25 percent
Group Medicare Advantage	growth of approximately 150,000
Individual Medicare stand-alone PDP	growth of approximately 1,000,000
State-based contracts	growth of 25,000 to 100,000	State-based contracts guidance includes membership in Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, South Carolina, Virginia, and Wisconsin.

Benefit Ratio Insurance segment	GAAP: 92.75% +/- 25 bps	Ratio calculation: benefits expense as a percent of premiums revenues.

Operating Cost Ratio Consolidated	GAAP: 10.0% +/- 25 bps	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

Segment Results
Insurance segment income from operations	GAAP: approximately breakeven
CenterWell segment income from operations	GAAP: $1.3B to $1.8B Non-GAAP: $1.5B to $2.0B	CenterWell segment Non-GAAP income from operations excludes the projected impact of segment depreciation and amortization.

Effective Tax Rate	GAAP: approximately 25.5%
Weighted Avg. Share Count for Diluted EPS	approximately 121 million
Cash flows from operations	GAAP: $2.5 billion to $2.9 billion
Capital expenditures	approximately $650 million

Humana Inc.
Statistical Schedules
and
Supplementary Information
1Q26 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q26 Earnings Release

(S-3)	Summary of Results - Consolidated and Segments - Quarter
(S-4)	Consolidated Statements of Income - Quarter
(S-5)	Consolidated Balance Sheets
(S-6)	Consolidated Statements of Cash Flows - Year to Date
(S-7) - (S-8)	Consolidating Statements of Income - Quarter
(S-9)	Membership Detail
(S-10)	Premiums and Services Revenue Detail
(S-11) - (S-12)	CenterWell Segment - Pharmacy & Home Solutions and Primary Care
(S-13)	Footnotes

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q26 (a)	1Q25 (a)
CONSOLIDATED
Revenues	$39,648	$32,112
Pretax results	$1,595	$1,691
Pretax results - Adjusted (non-GAAP)	$1,670	$1,893
EPS	$9.83	$10.30
EPS - Adjusted (non-GAAP)	$10.31	$11.58
Benefit ratio	89.4%	87.0%
Operating cost ratio	10.2%	10.6%
Operating cost ratio - Adjusted (non-GAAP)	10.0%	10.5%
Operating cash flows	$1,254	$331
Parent company cash and short-term investments	$111	$1,234
Debt-to-total capitalization	43.0%	42.8%
Days in Claims Payable (DCP)	33.9	38.8
INSURANCE SEGMENT
Revenues	$38,059	$30,937
Benefit ratio	89.4%	87.4%
Operating cost ratio	7.3%	8.2%
Income from operations	$1,435	$1,574
Income from operations - Adjusted (non-GAAP)	$1,439	$1,578
CENTERWELL SEGMENT
Revenues	$6,100	$5,095
Operating cost ratio	94.5%	91.1%
Income from operations	$289	$392
Income from operations - Adjusted (non-GAAP) (c)	$338	$451
Refer to the "Footnotes" section included in the previous narrative portion of this release (beginning on page 7) for further explanation of disclosures for
Adjusted (non-GAAP) financial measures, as well as reconciliations.

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended March 31,

	2026	2025
Revenues:
Premiums	$37,709	$30,514
Services	1,677	1,334
Investment income	262	264
Total revenues	39,648	32,112
Operating expenses:
Benefits	33,707	26,535
Operating costs	4,024	3,380
Depreciation and amortization	163	183
Total operating expenses	37,894	30,098
Income from operations	1,754	2,014
Interest expense	193	160
Other (income) expense, net	(34)	163
Income before income taxes and equity in net losses	1,595	1,691
Provision from income taxes	395	406
Equity in net losses (A)	(16)	(43)
Net income	1,184	1,242
Net loss attributable to noncontrolling interests	2	2
Net income attributable to Humana	$1,186	$1,244
Basic earnings per common share	$9.85	$10.31
Diluted earnings per common share	$9.83	$10.30
Shares used in computing basic earnings per common share (000’s)	120,332	120,666
Shares used in computing diluted earnings per common share (000’s)	120,652	120,844

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$4,951	$4,200
Investment securities	17,014	15,703
Receivables, net	5,218	3,270
Other current assets	10,897	9,560
Total current assets	38,080	32,733
Property and equipment, net	2,170	2,231
Long-term investment securities	626	493
Equity method investments	633	638
Goodwill	10,489	9,686
Other long-term assets	3,282	3,128
Total assets	$55,280	$48,909
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$12,691	$9,967
Trade accounts payable and accrued expenses	6,531	5,717
Book overdraft	297	306
Unearned revenues	269	356
Short-term debt	1,719	—
Total current liabilities	21,507	16,346
Long-term debt	12,274	12,369
Other long-term liabilities	2,853	2,457
Total liabilities	36,634	31,172
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,719,832 issued at March 31, 2026	33	33
Capital in excess of par value	3,641	3,600
Retained earnings	30,153	29,075
Accumulated other comprehensive loss	(731)	(633)
Treasury stock, at cost, 78,658,332 shares at March 31, 2026	(14,516)	(14,418)
Total stockholders’ equity	18,580	17,657
Noncontrolling interests	66	80
Total equity	18,646	17,737
Total liabilities and equity	$55,280	$48,909
Debt-to-total capitalization ratio	43.0%	41.1%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the three months ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$1,184	$1,242
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on investment securities, net	1	(2)
Equity in net losses	16	43
Stock-based compensation	51	49
Depreciation	183	200
Amortization	11	15
Impairment of property and equipment	2	9
Changes in operating assets and liabilities, net of effect of businesses acquired and disposed:
Receivables	(1,914)	(1,755)
Other assets	(1,390)	(686)
Benefits payable	2,724	1,011
Other liabilities	452	193
Unearned revenues	(87)	5
Other, net	21	7
Net cash provided by operating activities	1,254	331
Cash flows from investing activities
Acquisitions, net of cash acquired	(911)	—
Purchases of property and equipment, net	(121)	(95)
Changes in securities lending collateral receivable	55	(175)
Purchases of investment securities	(2,894)	(827)
Proceeds from maturities of investment securities	923	889
Proceeds from sales of investment securities	395	522
Net cash (used in) provided by investing activities	(2,553)	314
Cash flows from financing activities
Receipts (payments) from contract deposits, net	673	(35)
Proceeds from issuance of notes, net	990	1,481
Repayments of notes	(10)	—
Proceeds (repayments) from issuance of commercial paper, net	693	(4)
Debt issue costs	—	(3)
Change in book overdraft	(9)	(33)
Common stock repurchases	(107)	(9)
Dividends paid	(107)	(108)
Change in securities lending payable	(55)	175
Change in rebate factor payable	—	(68)
Other	(18)	(12)
Net cash provided by financing activities	2,050	1,384
Increase in cash and cash equivalents	751	2,029
Cash and cash equivalents at beginning of period	4,200	2,221
Cash and cash equivalents at end of period	$4,951	$4,250

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2026 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$28,252	$—	$—	$28,252
Group Medicare Advantage	2,911	—	—	2,911
Medicare stand-alone PDP	2,617	—	—	2,617
Total Medicare	33,780	—	—	33,780
State-based contracts and other	3,332	—	—	3,332
Specialty benefits	268	—	—	268
Medicare Supplement	329	—	—	329
Total premiums	37,709	—	—	37,709
Services revenue:
Home solutions	—	343	—	343
Primary care	—	788	—	788
Pharmacy solutions	—	297	—	297
Military services and other	247	—	2	249
Total services revenue	247	1,428	2	1,677
Total revenues—external customers	37,956	1,428	2	39,386
Intersegment revenues	1	4,672	(4,673)	—
Investment income	102	—	160	262
Total revenues	38,059	6,100	(4,511)	39,648
Operating expenses:
Benefits	33,698	—	9	33,707
Operating costs	2,784	5,762	(4,522)	4,024
Depreciation and amortization	142	49	(28)	163
Total operating expenses	36,624	5,811	(4,541)	37,894
Income from operations	$1,435	$289	$30	$1,754
Benefit ratio	89.4%			89.4%
Operating cost ratio	7.3%	94.5%		10.2%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2025 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$22,681	$—	$—	$22,681
Group Medicare Advantage	2,322	—	—	2,322
Medicare stand-alone PDP	1,448	—	—	1,448
Total Medicare	26,451	—	—	26,451
State-based contracts and other	3,568	—	—	3,568
Specialty benefits	244	—	—	244
Medicare Supplement	251	—	—	251
Total premiums	30,514	—	—	30,514
Services revenue:
Home solutions	—	335	—	335
Primary care	—	469	—	469
Pharmacy solutions	—	278	—	278
Military services and other	252	—	—	252
Total services revenue	252	1,082	—	1,334
Total revenues—external customers	30,766	1,082	—	31,848
Intersegment revenues	1	4,013	(4,014)	—
Investment income	170	—	94	264
Total revenues	30,937	5,095	(3,920)	32,112
Operating expenses:
Benefits	26,675	—	(140)	26,535
Operating costs	2,534	4,644	(3,798)	3,380
Depreciation and amortization	154	59	(30)	183
Total operating expenses	29,363	4,703	(3,968)	30,098
Income from operations	$1,574	$392	$48	$2,014
Benefit ratio	87.4%			87.0%
Operating cost ratio	8.2%	91.1%		10.6%

Humana Inc.
Membership Detail (Unaudited)
In thousands

Members may not be unique to each product since members have the ability to enroll in more than one product.
	March 31, 2026	Average 1Q26	March 31, 2025	December 31, 2025
Medical Membership:
Individual Medicare Advantage*	6,393.3	6,347.4	5,215.8	5,249.3
Group Medicare Advantage (B)	729.2	729.8	572.6	568.4
Total Medicare Advantage	7,122.5	7,077.2	5,788.4	5,817.7
Medicare stand-alone PDP (B)	3,860.6	3,857.3	2,433.1	2,462.6
Total Medicare	10,983.1	10,934.5	8,221.5	8,280.3
Medicare Supplement	536.8	531.5	420.5	498.4
State-based contracts and other (C)	1,561.3	1,573.7	1,608.1	1,615.6
Military services	4,630.2	4,630.2	4,588.9	4,605.4
Total Medical Membership	17,711.4	17,669.9	14,839.0	14,999.7
Specialty Membership:
Dental—fully-insured (D)	2,206.5	2,207.4	2,095.9	2,107.6
Dental—ASO	317.7	319.3	312.8	307.5
Total Dental	2,524.2	2,526.7	2,408.7	2,415.1
Vision	1,971.6	1,977.1	1,906.0	1,926.2
Other supplemental benefits	416.5	415.3	373.7	401.3
Total Specialty Membership	4,912.3	4,919.1	4,688.4	4,742.6

	March 31, 2026	Member Mix March 31, 2026	March 31, 2025	Member Mix March 31, 2025
Individual Medicare Advantage Membership
HMO	3,172.1	50%	2,658.4	51%
PPO/PFFS	3,221.2	50%	2,557.4	49%
Total Individual Medicare Advantage	6,393.3	100%	5,215.8	100%
Individual Medicare Advantage Membership
Shared Risk (E)	2,115.5	33%	1,930.6	37%
Path to Risk (F)	1,973.3	31%	1,571.1	30%
Total Value-based	4,088.8	64%	3,501.7	67%
Other	2,304.5	36%	1,714.1	33%
Total Individual Medicare Advantage	6,393.3	100%	5,215.8	100%
*Individual Medicare Advantage membership includes 945,100 Dual Eligible Special Need Plan (D-SNP) members as of March 31, 2026, a net increase of 146,000, or 18 percent, from 799,100 as of March 31, 2025, and up 184,600, or 24 percent, from 760,500 as of December 31, 2025.

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month; includes intersegment revenues

	For the three months ended March 31,		Per Member per Month (J) For the three months ended March 31,

	2026	2025	2026	2025

Insurance
Individual Medicare Advantage	$28,252	$22,681	$1,484	$1,446
Group Medicare Advantage	2,911	2,322	1,330	1,347
Medicare stand-alone PDP	2,617	1,448	226	200
State-based contracts and other (G)	3,332	3,568	697	709
Specialty benefits (H)	268	244	19	19
Medicare Supplement	329	251	206	202
Military and other (I)	248	253
Total	37,957	30,767

CenterWell
Pharmacy solutions	3,152	2,844
Primary care	1,922	1,419
Home solutions	1,026	832
Total	6,100	5,095

Humana Inc.
CenterWell Segment - Pharmacy & Home Solutions (Unaudited)

Pharmacy Solutions

	For the three months ended March 31, 2026	For the three months ended March 31, 2025	For the three months ended December 31, 2025

Generic Dispense Rate
Total Medicare	91.0%	91.0%	90.1%

Mail-Order Penetration
Total Medicare	23.8%	26.0%	25.7%

Home Solutions

	For the three months ended March 31, 2026	For the three months ended March 31, 2025	Year-over-Year Growth

Episodic Admissions (K)	85,650	82,146	4.3%
Total Admissions - Same Store (L)	114,507	110,569	3.6%

Humana Inc.
CenterWell Segment - Primary Care (M) (Unaudited)

	As of March 31, 2026 (1)			As of March 31, 2025			Year-over-Year Change
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (N)	Count	Providers	Served (N)	Count	Providers	Served
De novo	146	465	130,500	136	345	92,000	7.4%	34.8%	41.8%
Wholly-owned	252	1,037	366,300	193	759	254,200	30.6%	36.6%	44.1%
Independent Physician Associations			104,800			71,600			46.4%
Total	398	1,502	601,600	329	1,104	417,800	21.0%	36.1%	44.0%

	As of December 31, 2025 (2)			Sequential Change
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (N)	Count	Providers	Served
De novo	146	445	111,400	—%	4.5%	17.1%
Wholly-owned	204	874	304,900	23.5%	18.6%	20.1%
Independent Physician Associations			74,800			40.1%
Total	350	1,319	491,100	13.7%	13.9%	22.5%

(1) Includes 54 primary care centers and approximately 59,000 patients associated with the acquisition of MaxHealth, which closed in February 2026.
(2) Includes 8 primary care centers and approximately 32,000 patients associated with the acquisition of The Villages Health, which closed in November 2025.

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q26 Earnings Release

A.Net losses associated with the company's non-consolidated minority interest investments.
B.The 2026 group Medicare Advantage and stand-alone PDP membership totals reflect the impact of certain of the company's group Medicare Advantage contracts decoupling its beneficiaries' Medicare Part D prescription drug coverage from the related medical coverage via the group Medicare Advantage plan. This impacts approximately 350,000 members which appear in both the group Medicare Advantage and stand-alone PDP membership ending membership balances as of March 31, 2026. The financial impact for the Part D prescription drug coverage of these members is reflected only in the Medicare stand-alone PDP results while their medical coverage is included within the group Medicare Advantage results.
C.Beginning in 2026, members enrolled in a highly integrated dual eligible (HIDE) or fully integrated dual eligible (FIDE) special needs plan (SNP) are considered aligned dual eligibles, and as such, are simultaneously included in the company's state-based contracts membership, as well as in a dual eligible special need plan (DSNP) which is included as part of the individual Medicare Advantage membership. For these members, Humana receives premium revenue from both the respective states with the HIDE and FIDE SNP contracts and from CMS to cover the distinctly different benefits managed.
D.Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
E.In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. For these Downside Risk arrangements, the provider is measured against a medical expense ratio target and the company may share savings from reduction to the total cost of care of the defined membership. The result is a high level of engagement on the part of the provider. Under these arrangements, the company may contract with providers to accept partial, full, or global financial risk. In certain instances (capitated shared risk) of these arrangements, the company may choose to prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing.
F.A Path to Risk provider is one who has a high level of engagement and has contracted with the company to participate in an Upside Only/Shared Savings total cost of care arrangement and/or in one of Humana’s Quality Bonus programs (Model Practice), through which the company rewards the provider for achieving quality and utilization targets. Providers who are contracted in an Upside Only/Shared Savings arrangement may receive a portion of achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense targets. These contracts may also include a Downside Risk trigger (future date or membership threshold) which has not yet been met.
G.Per Member per Month (PMPM) shown reflects only Medicaid premiums and average Medicaid membership for the period. The 2025 period includes the impact of dual eligible demonstration members; all dual eligible demonstration programs sunset at the end of 2025.
H.Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period.
I.The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
J.Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
K.Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
L.Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been owned and operated at least the last twelve months and startups that are an expansion of a same store care center, net of the impact of the consolidation of care centers that occurred during the last twelve months.
M.De novo refers to all new centers opened or acquired since 2020 under a Welsh, Carson, Anderson & Stowe (WCAS) joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
N.Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.